UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2009

TaxMasters, Inc.
(Exact name of registrant specified in charter)

Nevada	33-11986-LA	91-2008803
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Town & Country Lane, Suite 400, Houston, TX	77024
(Address of principal executive offices)	(Zip Code)

(281) 497-5937
(Registrant’s Telephone Number)

Crown Partners, Inc.,
9663 St. Claude Avenue, Las Vegas, Nevada 89148
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On August 4, 2009, the Registrant (formerly known as Crown Partners, Inc.) entered into a Share Exchange Agreement with TaxMasters, Inc and its sole shareholder. See Item 2.01 of this Current Report.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

           On August 4, 2009, the Registrant (formerly known as Crown Partners, Inc.) acquired all of the outstanding shares of common stock of TaxMasters, Inc., ("TaxMasters"), a Nevada corporation, in an exchange of shares of the Registrant’s common stock and certain Preferred Stock for all of the issued and outstanding shares of TaxMasters, Inc. under Section 368(a)(1)(B) of the Internal Revenue Code (the “Share Exchange”).  TaxMasters is a Nevada corporation, with headquarters at 900 Town & Country Lane, Suite 400, Houston, Texas 77024.  A description of TaxMasters and other relevant information about TaxMasters required by Item 201(f) follows:

I-1      BUSINESS OF TAXMASTERS

Who is TaxMasters?

TaxMasters (hereinafter “we”, “our” and similar pronouns depending on the sentence grammar) is a Nevada corporation headquartered at 900 Town & Country Lane, Houston, Texas 77024.  Our telephone number is (281) 497-5937.

TaxMasters is a tax resolution company engaged in the business of assisting taxpayers with matters at the Internal Revenue Service (“IRS”), especially the resolution of disputes and assessments and the settlement of tax liabilities.  We are a firm of experienced tax professionals that help our clients solve their Federal tax problems, ranging from filing delinquent tax returns to settling tax debts.  Our tax professionals include tax attorneys, Certified Public Accountants, Former IRS agents, Licensed Tax Preparers and other tax professionals who are authorized to practice before the United States Internal Revenue Service (“IRS”).  Our tax professionals are experienced in analyzing and providing solutions to even the most complicated tax problems and guiding clients through the bureaucracy of the IRS.

What do we do?

Our tax professionals have the skill and knowledge to reduce our client’s tax liabilities and solve their IRS tax problems.  We use the rules established by the Internal Revenue Code and IRS regulations to help our clients resolve matters at the IRS.  TaxMasters’ tax professionals help our clients reduce taxes, eliminate penalties, and get representation before the IRS.  We help our clients understand how they wound up with the tax problems they have and help them fix the entire problem that caused their tax debt.  We can often reduce the tax our clients owe even before attempting to settle tax strategies with the IRS.

Through our tax professionals, we offer the following services:

•	Get our clients into compliance with their obligation to file income tax returns and pay back taxes due;

•	Reduce taxes by reducing penalties and interest on tax debts;

•	Settle our client’s tax debt for the lowest amount possible under the law;

•	Stop IRS wage garnishments;

•	Stop IRS property seizure;

•	Defend our client in an IRS audit or IRS criminal investigation;

•	Recover seized funds; and

•	Remove an IRS levy or lien.

Delinquent Tax Returns and Back Taxes

In an effort to improve efficiency and to collect more money, the IRS has improved its database of income transactions and increased its ability to identify people who have not filed tax returns. The IRS hires Revenue Agents to find people who may owe them money.  The IRS has a wide range of civil and criminal penalties available that it can impose on individuals or businesses who fail to file tax returns, which penalties along with interest will drastically increase the amount owed to the IRS.  It is estimated that 15% of all taxpayers have unfiled tax returns or owe back taxes, or delinquent taxes.

We help those individuals and businesses with delinquent returns, back taxes or delinquent taxes minimize the penalties and interest they would otherwise have to pay to the IRS by assisting them file all past-due returns before the IRS notifies them of delinquent returns or back taxes.

Our proactive approach is important for our clients for many reasons:

•	Failure to file and pay back taxes may result in a federal prison sentence and/or seizure of assets. Our proactive approach will take away the IRS’ ability to seek criminal prosecution in most cases.

•	Failing to file tax returns can affect the ability to get credit from most lenders and credit card companies until your delinquent taxes are paid.

•
Certain federal and state benefits are based on amounts reported in filed tax returns. Social Security and Medicare are computed based on a person's lifetime earnings, some of which is only reported to the IRS on a tax return. State benefits (such as unemployment compensation) are also based on reported income.

•	To claim any refunds due, all current and back tax returns have to be filed.

•	Income tax refund money for a given year may be lost if a delinquent tax return for such year is filed more than three years from the due date of such tax return.

•	Waiting for the IRS to seek you out before you file your delinquent tax returns increases the likelihood of criminal prosecution.

We also assist our clients who have delinquent tax returns in overcoming a substitute return filed by the IRS.  By law, the IRS may file a “substitute return” for people who have not filed a tax return.  The IRS will estimate the person’s income for the substitute return based on information it is able to gather.  The IRS generally sends a letter to the person notifying him or her of the substitute return and then proceeds with filing the substitute tax return on such person’s behalf.  Additionally, because the substitute return is filed in the best interest of the U.S. government, the IRS assumes the person has no deductions or expenses other than the standard deduction and one personal exemption.  Consequently, the tax owed under the substitute return will generally be greater than the person would otherwise owe as a result of other deductions for which the IRS will not give credit in the substitute return (such as exemptions for spouses, children, interest and taxes on your home, cost of any stock or real estate sales, and business expenses, etc.).  We assist our clients in overcoming the substitute returns by filing the delinquent tax returns with deductions to which our clients are entitled and obtaining any refunds that may be due to them.

Settle Taxes and Offer in Compromise

A significant portion of TaxMasters’ business is to help our clients settle their tax debt for the lowest amount possible.  Prior to entering into a settlement with the IRS for the tax liability in dispute, we look at all of our client’s options that may be available to him or her to reduce the tax liability at issue.  These options often include submitting or resubmitting corrected tax returns (such as filing delinquent returns or filing amended returns to claim overlooked deductions) and even establishing favorable monthly installment agreements.  Once we have determined that a client’s specific tax problems have been addressed and tax penalties minimized, and all other settlement offers have been exhausted, we submit an offer in compromise.

An offer in compromise is an agreement between a taxpayer and the IRS that resolves the taxpayer's tax debt.  The IRS has the authority to settle, or "compromise," federal tax liabilities by accepting less than full payment under certain circumstances.  IRS statistics show that the average offer in compromise results in the taxpayer paying thirteen cents on the dollar to settle an IRS tax debt.  That does not mean every offer submitted is accepted.  The majority of offers are rejected and the client’s problem is resolved in the appeal.

While an offer in compromise is the most talked about method to settle IRS tax debts, it can be an extremely complicated, difficult and lengthy process.

The IRS process of reviewing an offer in compromise can take up to 2 years to compete, and penalties and interest continue to accumulate during this time.  As part of the offer in compromise process, our clients must provide full financial disclosure to the IRS of their finances and tax returns, which may trigger an audit or other investigations.  Because of these and other complexities of the offer in compromise tax settlement process, taxpayers should hire qualified tax professionals to prepare their offer in compromise and negotiate with the IRS.  TaxMasters has a team of seasoned tax professionals to submit an offer in compromise for our clients, to guide them through the settlement process.

Cease IRS wage garnishments and other IRS Levies

One of the more aggressive methods the IRS uses to collect back taxes is to levy wages, commonly referred to as “wage garnishment”.  The IRS can notify a person’s employer that such person has a back tax debt.  The employer is then required by law to send a significant portion of each of that person’s paychecks directly to the IRS to offset the debt.  The dollar amount sent to the IRS for the wage garnishment depends on the person’s filing status, the number of exemptions the person claims and how often the person gets paid.

In the IRS’ fiscal year 2007 (Oct. 1, 2006 through Sept. 20, 2007), the IRS issued approximately 3.8 million wage garnishments and levies, combined, against taxpayers, which is a 38.5% increase over the wage garnishments and levies issued by the IRS in its fiscal year 2005 (Oct. 1, 2004 through September 30, 2005) and a 1,700% increase over the number of wage garnishments and levies issued by the IRS in its fiscal year 2000 (Oct. 1, 1999 through September 30, 2000), according to the Fiscal Year 2007 and 2006 IRS Enforcement and Service Statistics.

Salary garnishment can lead to serious problems in a person’s personal and financial life.  If the IRS is garnishing wages, they typically also have filed a Federal tax lien.  The IRS will not stop salary garnishment unless a client takes action to settle what he or she owes, because the IRS usually levies wages to force a person to take action or after all other attempts by the IRS to collect the delinquent tax have failed.

We assist our clients in stopping wage garnishment by getting our clients back in compliance with the requirement to file their tax returns and negotiate a release of their wages from levy.  Our tax professionals have been successful in securing a release or reduction in wage levy through (i) an Installment Agreement for the client to pay the tax debt in monthly installments over a given period of time, or (ii) an Offer in Compromise to settle the client’s tax debt for less than the actual amount originally owed.

Recover Property Seized by the IRS

The IRS has the power to seize assets and place liens on property to satisfy unpaid and delinquent taxes.  Since the IRS’ fiscal year ended September 30, 2000, IRS property seizures have increased nine fold to 676 seizures for the year ended September 30, 2007.  Similarly, the IRS has filed a significant number more liens since the year ended September 30, 2000 (when the IRS filed approximately 287,000 liens).  In the year ended September 30, 2007, the IRS filed approximately 683,000 liens against taxpayers, an increase of 238% from the number of IRS liens filed in 2000.

When an IRS levy is issued, the bank is legally obligated to immediately freeze any and all of the person’s accounts. The bank must then hold those funds for 21 days, giving the person time to resolve the debt.  If the person has not resolved the debt in those 21 days, the bank must send those funds to the IRS.

The IRS can take and sell any property, such as a boat, car of even a house.  We address liens and property seizures by various approaches.  Depending on the client’s situation, we may request a Stay of Collections with the IRS for up to a 90-day period.  If the Stay of Collections is granted, the IRS will not contact our client about his or her back taxes. During the Stay of Collection, our tax professionals use that period to resolve the tax debt with the IRS, whether by an installment plan or an Offer in Compromise or some alternative settlement.

IRS audit

When a client has received a notice from the IRS that they will be subject to an audit or that the IRS will be adjusting a client’s taxes, we act a “tax representative” for the client and appear before the IRS on the client’s behalf to provide the tax audit help that preserves the client’s rights.  We represent clients in normal audits, audit letters, and even fraud audits and criminal investigations.  Advantages of using a tax representative for an audit, tax adjustment or criminal investigation are:

1.
The client does not have to be present at the audit. This means that the IRS agent does not get to question the client in person regarding the small details of their return in order to explore other areas and expand the scope of the audit.

2.
Even the playing field.  If a client represents himself in a tax audit, the IRS auditor assumes that the client knows the tax laws and regulations as well as a tax lawyer. The IRS agent will also assume the client knows the Internal Revenue Manual (IRM) as well as the agent does.

Our tax representative services in audits and audit appeals include

(i) Acting as an intermediary between the IRS and the client,

(ii) Rescheduling the audit if necessary,

(iii) Requesting specific information from the IRS related to the matter under investigation,

(iv) Defending the client’s tax return at the audit (to the extent of any legal position taken by the client), and

(v) Receiving finding from the IRS and negotiate to reduce any proposed settlement.

In the event of an audit appeal, TaxMasters will

(a) Prepare and file a protest of the IRS examiner’s determination,

(b) Plan the appeal and coordinate with the assigned appeals division, and

(c) Confer with the IRS to discuss why the examiner’s findings were erroneous and attempt to negotiate a resolution.

If an appeal is not successful and the client wants to pursue the appeal further, we work with the client and an attorney who can file a tax court petition on the client’s behalf. TaxMasters does not advocate or defend any illegal position at an audit or audit appeal.

What is our industry?

We are in the tax resolution business.  We offer comprehensive tax representation services, from audit representation to settling outstanding tax debt, to suspending levies, liens, and wage garnishment.  We help individuals and small business owners solve their tax problems with the IRS that stem from unpaid taxes or IRS action.

According to the IRS, in the 2006 calendar year there were approximately 179.4 million tax returns filed by individuals, estates, and various entities and approximately 1.5 million returns were audited by the IRS, which is less than one percent of all filed tax returns.  However, of the 134.5 million tax returns filed by individuals, approximately 1.345 million returns were audited, which is approximately one percent (1%) of all returns filed by individuals.  With changes in the tax laws looming, it is expected that the number of individual returns that are audited will increase.  Since 2000, the IRS has doubled the number of individual tax returns that they have audited, from approximately 617,000 returns audited in fiscal 2000 to 1.38 million returns audited in fiscal 2007, according to the 2008 report of the National Taxpayer Advocate.

The amount of back taxes owed to the U.S. government is sizable and it is expected that the U.S. government will step up its collection efforts.  In 2001, the IRS estimated that the amount of taxes still owed to the U.S. government by individual and corporate taxpayers was about $345 billion.  The IRS has stated publicly in 2008 that it believes that the $345 billion in back taxes is a “low ball estimate.”  A 2006 IRS study on the back taxes owed to the U.S. government showed the approximately $197 billion came from individuals who underreported their taxes on their individual returns, $80 billion came from corporations that underreported their taxes and the remainder, $60 billion, came from persons who did not file any tax returns.

Most of the underreporting of income by individuals was from the self-employed, who reported only about 68% of their actual income.  However, self-employed individuals who are paid on a cash basis are estimated to only report about 19% of their actual income.  In contrast, individuals subject to withholding from their employers report 99% of their income.

In March 2009, the IRS announced that it was not renewing the contracts with private debt collection firms that were hired to collect back taxes.  Instead the IRS will be handling the collection of back taxes and has announced that it will hire 1,000 new collection agents.  With the Federal deficit for the 2010 Federal budget to be approximately $1.75 trillion dollars and many Americans facing economic hardship which will make it more difficult for them to pay taxes owed, the IRS will be increasing its collection efforts and using the wide range of options available to them in attempting to resolve difficult collection cases that, by law, the private contractors do not have.

Since 2000, the IRS has taken various steps to increase the collection of uncollected taxes, penalties and interest.  According to the 2008 report of the National Taxpayer Advocate, the number of levies (including wage garnishments) issued by the IRS has increased 1,608% since 2000 (from 220,000 levies to 3.76 million levies issued in 2007).

The IRS collection of back taxes involve options are often complex and difficult to process.  It is anticipated there will be an increase in the number of Americans who are unable to pay the taxes they owe or pay outstanding tax liabilities as a result of the current recession.

Additionally, TaxMasters anticipates that in the coming tax years, many individual tax payers who lost their homes to foreclosure, defaulted on their credit cards or car loans or had their mortgages reformed under Federal law will be facing notices from the IRS for “Cancellation of Debt Income”.  In general, the Internal Revenue Code treats cancelled debt as taxable income.  Although there are some Federal exceptions to Cancellation of Debt Income, you are required to file a form with the IRS to secure the exemption.  This filing requirement is not widely known by the public.  The National Taxpayer Advocate in its 2008 annual report expressed concerned that because of the severe economic downturn tens of thousands of taxpayers (and possibly hundreds of thousands of taxpayers) who qualify for the exemption from Cancellation of Debt Income may not file the proper form to secure the exemption.

How do we market our services to potential clients?

Our clients come from a broad demographic cross section.  Because tax troubles do not follow one particular segment of the population – the IRS can go after anyone -- our clients come from all walks of life, from doctors and lawyers to mechanics, truck drivers, soldiers, school teachers, and retired persons.  We have served politicians, medical professionals, school board presidents, oil executives, mail carriers, and preachers.

We market our services primarily on local TV stations and cable TV.  We advertise only on national radio programs where the program host provides a personal endorsement of our company.  TV and radio advertising accounts for about 80% of our annual advertising budget.  The remaining 20% of our advertising is spent on advertising on the Internet (such as banner advertising, links, search tags for our Web site on the Internet.  We also maintain a Website at www.txmstr.com on which we maintain links to some of our radio advertisements.  For the 2008 fiscal year we spent $3,611,195 on advertising.  We have spent $1,448,200 on advertising during the six month period ended June 30, 2009.  Our advertising efforts are made through out the year as our business is not seasonal.  Unlike tax preparation firms, our business does not drop off after April 15 of each year.

Advantages of Using TaxMasters Tax Resolution Services

The benefits of using our tax resolution services can be demonstrated through our successful track record in

•	Stopping and reducing IRS penalties and interest;

•	Using our client’s lawful rights to fight the IRS; and

•	Settling our client’s IRS tax liability for little as legally possible.

TaxMasters is dedicated to providing quality, consistent tax representation services designed to bring clients back into compliance with the IRS, fight the IRS audit or appeal audit findings, assure that our clients are treated fairly, and, when appropriate, to allow us to negotiate with the IRS the best possible payment options for our clients.  We have a high customer satisfaction rate from our clients.  To maintain that satisfaction level, we employ a Quality Assurance team dedicated to make sure we treat our clients fairly and provide quality, consistent services.  Our Quality Assurance team works with and monitors our tax consultants and tax professionals to ensure that clients are properly qualified and that all services purchased are completed efficiently and in a timely manner.

We believe that the advantages to our clients of using TaxMasters to address tax debt problems as compared to other tax solution firms is that we:

•	Help our clients understand how their tax problems arose and how to avoid actions that can lead to tax problems in the future;

•	Help fix the entire problem that caused tax debt and can often reduce the tax owed even before attempting to settle taxes with an Offer in Compromise or other negotiated settlement solution.

•	Understand the intricate IRS procedures, policies and practices to fight for the rights and fair treatment of clients.

•	Have a track record of success because we understand the IRS, pay attention to trends and changes in the IRS, and use what we know to help our clients avoid or stem aggressive IRS collections actions.

How do we provide our services to our clients?

We offer our clients a no-charge initial consultation regarding their tax problems.  The free initial consultation enables our consultants to get information from the potential client about his or her tax problem and understand the nature of the problem.  From the initial consultation, we can determine what services and forms the client will need and we can present a cost estimate for the client.  We provide our services on a “pay-as-you-go” basis.  Those clients that pay our fee in installment plan will tend to have their tax problems resolved slower as we limit the scope of our services to match the installment payments.

After we give the cost estimate to the client, if the client decides to use our services, we have the client sign an engagement agreement.  After we receive the signed engagement agreement, we send to the client the various required IRS forms, such as the IRS Power of Attorney Form (that allows us to act on the client’s behalf with the IRS) and various TaxMasters forms.  When we receive the signed forms from the client, we follow up with the client to present the details and the process of how we will address the client’s tax problems.  The next step is that our tax consultant contacts the IRS to identify all of the client’s problems, including details about our client that the IRS has its official file on the client, and our tax consultant prepares and sends a findings letter to the client.  Our customer service department calls to follow up with the client about the findings letter and to explain in details the next steps TaxMasters will be taking on the client’s behalf.  If needed, we may need to have the client update or fill out and sign new IRS and TaxMasters forms.  We then proceed to help the client re-establish tax compliance (unfiled returns, defend in audit, appeal audit decision, and so forth).  We then negotiate with the IRS to minimize or reverse the IRS tax problem (which may involve settlement analysis, negotiation of a settlement agreement, recover seized property or funds, cessation of wage garnishment or appeal or release of a lien or levy).  During the entire process, our customer service department provides our clients with periodic updates on their matter.

What do we charge our clients for our services?

The amount we charge a client will depend on the type of tax problem we are addressing and the service we are:  (i) handling an IRS collection matter, (ii) preparing or amending tax returns (including schedules), (iii) negotiating a settlement and/or (iv) defending a client in an audit.  In addition, some of our rates will vary depending on whether our client is an individual or a business.  Built into all of our fees are the initial consultation we have the IRS to determine the all of the client’s problems and the preparation by us of a findings letter outlining the tax problems.

Collections:  For IRS collection case involving wage garnishment, Federal tax liens, IRS levies and related IRS proceedings, we charge our clients a flat fee depending on the dollar amount of the tax liability.

Tax Filing Preparations:  We often prepare tax returns for clients for a variety of reasons – such as getting clients into compliance for delinquent filings or reducing a client’s tax liability by filing an amended return to advantage of deductions and adjustments that the client may have missed.  We charge our clients a minimum flat rate retainer amount for the tax filing preparation for each tax year for which we are filing a return.  We charge different rates for business clients and individual clients in regard to tax filing preparation. In addition to the retainer, we charge our clients an hourly rate for consultation on the preparation of the tax filing (such as advice on deductions, adjustments, documentation, etc.).

Negotiated Settlements:  Negotiated settlements include installment agreements (paying tax debt over time), offers in compromise, requests for uncollectible status, offers in compromise and requests for abatement of penalties.  We handle both state and Federal negotiated settlement agreements for businesses and for individuals.  We charge a flat fee based on the dollar amount of the tax debt being settled.  In addition to our flat rates, negotiated settlements invariably require consultation with the IRS by our in-house tax experts.  Offers in compromise also require a 20% down payment to the IRS and a $150 IRS processing fee.

Audits/Investigations:  Acting as a tax representative for an IRS audit or audit appeal, we charge a flat rate based on various factors:  (i) whether we are representing a business or an individual, (ii) how long ago the tax year being audited occurred (the longer the period the higher the rate), (iii) whether the audit is the initial proceeding or an appeal of a prior decision and (iv) in the case of the individual whether his or her return has a Schedule C being audited (report income or loss from a business operated by the client).

How is our business organized?

TaxMasters was founded by Patrick Cox, , our President, Chief Executive Officer and majority stockholder, in 2001 and we operated as a sole proprietorship until January 2004.  From January 9, 2004 through April 6, 2009, we were organized as a Texas limited partnership, TMIRS Enterprises, Ltd., which did business as TaxMasters.  The sole limited partner of TMIRS Enterprises was Patrick Cox.  The general partner of TMIRS Enterprises was TM GP Services, LLC, a Texas limited liability company wholly-owned by Mr. Cox.  In May 2009, TMIRS Enterprises, Ltd. entered into a Section 351 Contribution Agreement with TaxMasters, pursuant to which TMIRS assigned to TaxMasters, Inc., a newly formed Nevada corporation, all of the assets of TMIRS Enterprises’ tax solutions business in exchange for 100,000 shares of common stock of TaxMasters, Inc.  On August 4, 2009, TaxMasters, Inc. entered into a Share Exchange Agreement with the Registrant (which had already changed its name to TaxMasters, Inc. on July 16, 2009 in anticipation of the closing), which is a public company traded on the OTC Bulletin Board.  Pursuant to the Share Exchange Agreement, Patrick Cox, the sole shareholder of TaxMasters, Inc., agreed to transfer to the Registrant all of his shares in TaxMasters, Inc. in exchange for 301,000,000 shares of the Registrant’s common stock and 1,000 shares of the Registrant’s Control Series Preferred Stock (plus the right to receive up to an additional 299,000,000 shares over the next five years based on the Registrant’s financial performance).  As a result of the Share Exchange Agreement, TaxMasters, Inc. became a wholly-owned subsidiary of the Registrant, and Patrick Cox became the owner of 99.1% of the outstanding common stock of the Registrant.

How do we make our profits?

We earn revenues from both the flat rate fees that we charge our clients for the preparation of tax returns, handling IRS collection cases, handling IRS audits and acting as a tax representative in negotiated settlements.  We also earn fees for consultations with the IRS that are not built into the flat fees that we charge our clients.  Our clients pay the flat rate fee on a pay-as-you-go basis.  Our expenses during such period included:  (i) salaries and consultant fees of our tax experts, customer service department and administrative department, (ii) fixed overhead expenses such as rent, utilities and telecommunications, (iii) information services to keep abreast of the latest tax law developments and (iv) marketing expenses.  We expect those expenses will remain approximately the same percentage of revenue in the current and subsequent fiscal years.  However, we will incur additional legal and accounting expenses in connection with becoming a public company.  Though we expect our public company expenses to be significant, we do not expect such expenses to have a material adverse impact on our profitability.

What Intellectual Property Do We Own?

We own the registered trademark “TaxMasters We Solve Your Tax Problems” which includes a design (a half completed oval that is shaded and a half completed rectangle that is shaded).  We do not own any patents and we have not filed any patent applications or other trademark applications.  Other than licenses for commercially available software and the copyrighted material that is on our website, we do not own any other intellectual property.

We own seven Websites that are hosted by a third party. The URLs for these sites are http//:www.txmstr.com, http//:www.besttaxmasters.com, http//:www.taxmasterscareers.com, http//:www.taxmasterscharities.com, http//:www.taxmastersracing.com, http//:www.taxmastersunfiledreturns.com, and http//:www.go-taxmasters.com.

Who is our competition?
The tax solutions business is highly competitive. There are a substantial number of tax solution firms as well as accounting and law firms that offer tax resolution services and/or tax preparation services.  Because our tax resolution services involve tax return preparation, we do compete with some of the largest tax return preparation firms even though such firms do not specialize in or provide tax representation services or tax resolution services.  We draw our clients from across the country and, therefore, our competitors are located through the United States.  Our largest competitors are JK Harris & Company, which is based in Charleston, South Carolina, and Roni Lynn Deutch, A Professional Tax Corporation, which is based in North Highlands, California.  JK Harris is privately held and has 325 offices in 43 states.  JK Harris offers tax resolution services as well as debt management and financial planning services.  Roni Lynn Deutch is a tax law firm that specializes in tax resolution matters.  Overall the tax resolution market is highly fragmented with many firms highly competitive with regard to price and service.  There are a number of smaller privately-held tax resolution firms with whom we compete, including Effecteur, Inc., based in Greensboro, North Carolina, Allied Tax Solutions, Inc., based in Dallas, Texas, American Tax Relief, based in Los Angeles, California, Freedom Tax Relief, based in San Mateo, California, 411 Tax Relief, based in Culver City, California, and eTaxes.com, based in Burlingame, California.  In terms of the number of cases successfully handled and the high quality of customer services, we believe that we are one of the leading firms in our industry.

I-1 A. Risk Factors.

Risk Factors Regarding Our Company

All of the services offered by us face a wide range of competition that could adversely affect our future results of operations.

We operate in an intensely competitive and highly fragmented industry.  Our tax resolution services compete with a number of different companies, both large and small, that provide tax resolution services, tax filing preparation services, tax representation services and negotiation settlement services to individuals and small businesses.  We compete directly with both regional tax law firms and accounting firms in the same communities we serve and with large national firms that offer some or all of the same tax resolution services we offer.  Our larger competitors may be able to offer their services at lower rates than we do.  Our smaller competitors may be able to offer their services at lower rates because of lower overhead.  Our business and results of operations could be adversely affected if we do not compete effectively.

If we lose the services of Patrick Cox, our founder and Chief Executive Officer, we may not be able to execute our business or growth strategy effectively and our results of operations may be harmed.

We are highly dependent on Patrick Cox, our founder and Chief Executive Officer, for our business and growth strategies and the delivery of high quality services for tax resolution matters.  Our future success depends in large part upon the continued service of Mr. Cox, who is critical to our overall management as well as the growth of business, our corporate culture, and our strategic direction.  We have not purchased any “Key Man” insurance policy on Mr. Cox.  The loss of Mr. Cox’s services, whether due to death, disability or retirement, would have a material adverse effect on business operations, and would harm our growth in revenue and profitability.

We rely on personnel with highly specialized skills and knowledge regarding the IRS, and if we are unable to retain or motivate key personnel or hire additional qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of our personnel who have extensive experience with the IRS, from which they have an outstanding knowledge of IRS practice, procedures and policies as well as specialized skill in navigating the IRS bureaucracy.  Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain such highly skilled personnel for our organization.  Competition in our industry for such qualified employees is intense, and it is likely that certain of our competitors will directly target certain of our employees.  Our continued ability to compete effectively depends on our ability to retain and motivate our existing employees.  As our business grows, we will need to hire additional qualified personnel with expertise regarding the IRS and its practices, procedures and policies.  We compete for such qualified individuals with numerous tax resolution firms and large tax preparation companies, as well as law firms and accounting firms.  Competition for such individuals is intense, and we may not be able to successfully recruit or retain such personnel. Attracting and retaining qualified personnel will be critical to our ability to grow our business effectively.

We may not successfully manage any growth that we may experience.

Our success will depend upon the expansion of our operations and the effective management of any such growth, which will place a significant strain on our management and on our administrative, operational, and financial resources. To manage any such growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

Our officers have no experience in managing a public company, which increases the risk that we will be unable to establish and maintain all disclosure controls and procedures and internal controls over financial reporting and meet the public disclosure and the financial reporting requirements for our business, which may create a negative perception of our stock in the market and cause our stock price to drop.

We are highly dependent on our officers to develop and operate and manage our business. Although our officers have substantial business experience, they have no experience in managing a public company. They have no experience in establishing and maintaining disclosure controls and procedures in compliance with the securities laws, including the requirements mandated by the Sarbanes-Oxley Act of 2002.  This lack of experience with regard to public company disclosure controls and procedures may result in our Securities Act filings and/or our periodic reports under the Securities Exchange Act not containing all of the information required to be contained therein.  We would be required to disclose in our periodic reports any deficiencies in our disclosure controls and procedures, such as the lack of experience in management in establishing and maintaining disclosure controls and procedures.  Such assessments by our management may cause negative perception by investors of our common stock and result in a decrease in the price and/or liquidity of our stock.  Additionally, to remedy such a deficiency, such as hiring and training of personnel, engagement of special securities counsel and implementation of multiple-party-review of our filings, would result in a material increase in our operating expenses and would result in lower earnings.  The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.  In addition, the attestation process by our independent registered public accounting firm is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accounting firm.  If we cannot assess our internal control over financial reporting as effective, or our independent registered public accounting firm is unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Government initiatives that simplify tax return preparation could reduce the need for our tax resolution services for compliance with tax return filing requirements.

Many taxpayers who have not been in compliance with their tax filing requirements seek assistance from paid tax return preparers or tax resolution firms such as us because of the level of complexity involved in the tax return preparation and filing process. From time to time, government officials propose measures seeking to simplify the preparation and filing of tax returns or to provide additional assistance with respect to preparing and filing such tax returns.  The passage of any measures that significantly simplify tax return preparation or otherwise reduce the need for a third party tax return preparer could reduce demand for our services for tax return compliance filings, causing our revenues or profitability to decline.

Our insurance coverage may not cover all risks associated with our business, which may harm our financial results.

We have various insurance policies related to the risks associated with our business.  However, in the event of a claim there can be no assurance that our insurance coverage will be sufficient or that our insurance companies will cover the matters claimed.  The failure of adequate insurance coverage or recovery could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with laws and regulations that protect our customers’ personal and financial information could result in significant fines, harm our brand and reputation and expose us to litigation defense and resolution costs.

Privacy concerns relating to the disclosure of customers’ personal and financial information have drawn increased attention from federal and state governments.  The IRS generally prohibits the use and disclosure by tax return preparers of tax return information without the prior written consent of the taxpayer.  In addition, the Gramm-Leach-Bliley Act and other FTC regulations require us to adopt and disclose customer privacy policies and provide customers with a reasonable opportunity to opt out of having personal information disclosed to unaffiliated third parties for marketing purposes.  Federal and state law also requires us to safeguard our customers’ financial information.  Although we have established security procedures to protect against identity theft and the theft of our customers’ financial information, breaches of our customers’ privacy may occur. To the extent the measures we have taken prove to be insufficient or inadequate, we may become subject to litigation or administrative sanctions, which could result in significant fines, penalties or damages and harm to our brand and reputation.  In addition, changes in these federal and state regulatory requirements could result in more stringent requirements and could result in a need to change business practices, including how client information is stored and/or disclosed. These changes could have a material adverse effect on our business, financial condition and results of operations.

We charge our clients a flat fee that is paid on a “Pay-As-You-Go” basis.  The current recession and high unemployment rate may affect our clients’ ability to pay our fees or our client may decide to stop using our services, which would decrease our revenue, harm our results of operation and could have a negative effect on our stock price.

We charge our clients a flat fee based on the services provided.  We collect those flat fees on a “pay-as-you-go” basis, which means that our clients’ pay in installments at various stages of the service we provide.  To the extent that our clients’ are affected by unemployment and/or the current deep recession which may impinge on their ability to pay our fee, our revenue may decrease.  Additionally, because our clients do not pay the entire fee upfront, they may decide to stop using our services in the middle of the process, which could also negatively affect our revenue.  If our revenue decreases from these factors, our results of operations will be harmed and our stock price would likely decrease.

Risk Factors About The Registrant’s Common Stock

The Registrant’s common stock is considered “a penny stock.”

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has always been less than $5.00 per share and is likely to remain so for the foreseeable future and therefore may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the Registrant’s common stock and may affect the ability of investors hereunder to sell their shares. In addition, the Registrant’s common stock is traded on the OTC Bulletin Board and investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

The Registrant’s Control Series Preferred Stock is held by our Chairman and CEO, Patrick Cox, who has the right to elect a majority of the board of directors of the Registrant until August 4, 2014 and, therefore, has considerable influence over our management.

Mr. Patrick R. Cox, our President, CEO and Chairman, owns 1,000 shares of our Control Series Preferred Stock.  The “Control Series Preferred Stock” gives Mr. Cox the right to elect a majority of the board of directors of the Registrant for a period of five (5) years.  Each share of Control Series Preferred Stock has one (1) vote, voting as a single class with the Registrant’s common stock.  The shares of the Control Series Preferred Stock are not convertible into the Registrant’s common stock and at the end of five years will terminate. During the five years he holds the Control Series Preferred Stock, Mr. Cox will receive such dividends on the Control Series Preferred Stock as may be declared by the board of directors. Consequently, Mr. Cox will have influence over the Registrant’s board of directors and, therefore, the management of our company.

There is a significant risk of the Registrant’s common stockholders being diluted as a result of Patrick Cox earn out right and the large number of shares that may be issued in the future may depress the price of the Registrant’s common stock.

Mr. Patrick Cox, the Registrant’s largest shareholder, currently owns 301,000,000 shares of the Registrant’s common stock and he may receive up to 299,000,000 additional shares of common stock as an earn out based on the Registrant’s net income for the years ending December 31, 2009, 2010, 2011, 2012 and 2013 and for the quarters ending March 31, 2014 and June 30, 2014.  Although the Registrant currently has 303,712,899 shares of common stock issued and outstanding (as a result of the Share Exchange), if Mr. Cox earned the full 299,000,000 earn out shares, the Registrant would have 602,712,899 shares of common stock issued and outstanding. Accordingly, for the next five years a common shareholder has a significant risk of having its interest in the Registrant being significantly diluted.

The Registrant’s principal shareholder has significant voting power and may take actions that may not be in the best interest of the Registrant’s other shareholders, who will have no influence over shareholder decisions.

Patrick Cox, our Chief Executive Officer, President and our Chairman, beneficially own approximately 99.1% of the Registrant’s outstanding common stock.  In addition, Mr. Cox may receive up to 299,000,000 additional shares of the Registrant’s common stock as a result of an earn out based on the Registrant’s annual net income over the next five years (through June 30, 2014).  As a result, Mr. Cox has the ability to exert virtual control over all matters requiring approval of the Registrant’s shareholders, including the election and removal of directors and the approval of mergers or other business combinations.  This concentration of control could be disadvantageous to other shareholders whose interests are different from those of Mr. Cox.  This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover, or other business combination involving the Registrant or TaxMasters, or discouraging a potential acquirer from making a tender offer, or otherwise attempting to obtain control of the Registrant or our business, even if such a transaction would benefit other shareholders.

I-2      Management’s Discussion and Analysis of Financial Condition and Results of Operation

This section will be added by amendment to be filed within 71 calendar days of August 10, 2009 (the date by which this Current Report must be filed).

I-3      Description of Property

Presently, we lease approximately 19,947 square feet of office space located at 900 Town & Country Lane, Houston, Texas 77024.  The lease expires on February 28, 2014 as to 14,469 square feet and on May 31, 2014 as to the remaining 5,478 square feet.  The rent is $25,162 per month, which will increase to $26,066 on March 1, 2011 and it will increase again to $26,669 on March 1, 2012.  On March 1, 2014 through May 31, 2014, we will pay $7,075 per month.  However, we have an option to extend the lease on the 14,469 square feet for an additional five years at the then-prevailing market rates.

On July 31, 2009, we entered into a lease agreement for approximately 107,000 square feet of office space located at 2020 Dairy Ashford Road, Houston, Texas.  We expect to move into this new office space by January 2010.  The lease for the new office space has an initial term of 66 months (which includes a six month rent-free period during which the landlord is building out the office space.  The rent for this new space is $$67,431 per month (which will increase to $85,413 for the last 19 months of the lease).  We have an option to extend the lease for a five year period.

I-4      Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the close of business on August 4, 2009, information regarding the beneficial ownership of shares of the Registrant’s common stock by (i) each person known by TaxMasters to own five percent or more of the outstanding shares of the Registrant’s common stock, and (ii) each of the Registrant’s Officers, Directors, and the Officers and Directors as a group.  At the close of business on August 4, 2009, immediately after the closing of the Share Exchange, the Registrant had 303,712,899 shares of common stock issued and outstanding.  The address of all owners listed is c/o TaxMasters, Inc., 900 Town & Country Lane, Houston, Texas 77024.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
Patrick R. Cox (3) (4) (5)	301,000,000	99.1%
Christopher J. Koscinski (3)	0	--
Michael L. Wallace (3)	0	--
Glenn A. Clamon (3)	0	--
Paulette M. Kitson (3)	0	--
Kevin Schmidt (3)	0	--
Renee L. Anderson-Miller (3)	0	--
David M. Hyink (4)	0	--
Michael E. Holdgrafer (4)	0	--
James S. Milholland (4)	0	--
Richard A. Wright Jr. (4)	0	--
All Officers and Directors, as a group (11 members)	301,000,000	99.1%

(1) A person is considered to beneficially own any shares: (i) over which the person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2) Shares of the Registrant’s common stock underlying warrants and stock options that are exercisable as of August 4, 2009 or within 60 days of August 4, 2009 are considered outstanding for purposes of computing the percentage shown but are not considered outstanding for any other purpose.  Does not include performance based options to the extent they have not yet vested.

(3)  Officer

(4)  Director

(5)  Does not include 1,000 shares of Control Series Preferred Stock held by Mr. Cox.  Also does not include up to 299,000,000 additional shares of Common Stock that may be issued to Mr. Cox based on an earn-out formula in regard to our net income for the years ending December 31, 2009, 2010, 2011, 2012 and 2013 and for the quarters ending March 31, 2014 and June 30, 2004.

I-5      DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The name, age and business experience of each of the Registrant’s directors and executive officers as of the date of this report are shown below.  Biographical information for each is set forth following the table.  Each such person became an officer and/or director of the Registrant at the closing of the Share Exchange upon the resignation of the officers and directors of Crown Partners, Inc.  (biographical descriptions below which reference dates (i) from April 6, 2009 to July 10, 2009 relate to such officer’s role at TaxMasters, Inc., the Registrant’s wholly-owned subsidiary, and (ii) prior to April 6, 2009 relate to such officer’s role at TMIRS Enterprises, Ltd., the predecessor to TaxMasters, Inc.):

Name	Age	Position
Patrick R. Cox	45	President, Chief Executive Officer and Director
Christopher J. Koscinski	39	Chief Financial Officer and Treasurer
Frederick V. Hackett	41	Chief Counsel Emeritus
Michael L. Wallace	56	General Counsel and Secretary
Glenn A. Clamon	36	Vice President - Sales
Paulette M. Kitson	51	Vice President – Human Resources
Kevin L. Schmidt	40	Chief Information Officer
Renee L. Anderson-Miller	45	Vice President - Operations
Michael E. Holdgrafer	50	Director
David M. Hyink	61	Director
James S. Milholland	46	Director
Richard A. Wright Jr.	42	Director

Patrick R. Cox is the founder of TMIRS Enterprises, Ltd., the predecessor to TaxMasters, Inc.  Mr. Cox has been a director and TaxMasters’ President and Chief Executive Officer since January 2004.  Mr. Cox is a Certified Public Accountant licensed in the state of Texas.  Mr. Cox also founded and operated various businesses, including (i) Patrick R. Cox & Associates, Inc., an accounting firm, from January 2001 to August 2007; (ii) Pawn Tax Enterprises, Ltd., which was formed in 2006 and provides technical and marketing support to third parties that prepare small tax returns; (iii) Gurdon Properties, LLC, which was formed in 2006 and operates a rental property business; and (iv) Team Advertising, Inc., which was formed in 2008 and runs a race car team.

Christopher J. Koscinski has served as the Chief Financial Officer and Treasurer of TaxMasters since September 2007,   From October 2006 to September 2007, Mr. Koscinski was a Relationship Manager and Assistant Vice President at the Global Trust Department of the Bank of New York, where he handled compliance matters and assisted in the management of collateral in multi-million dollar secured debt financings.  From July 1997 to October 2006, Mr. Koscinski worked in various capacities at AIM Investments, including as a supervisor in the retirement services group from January 2002 to October 2006.

Frederick V. Hackett has served as Chief Counsel Emeritus of TaxMasters since April 2009 when Mr. Hackett departed TaxMasters for active duty as an officer in the Judge Advocate General of the U.S. Army (“JAG”).  Mr. Hackett served as General Counsel of TaxMasters from June 2007 to April 2009.  From August 2005 to December 2006, Mr. Hackett served as an officer in JAG.  He worked at Wauson & Probus, P.C. from February 2007 to May 2007 (as Of Counsel) and February 2003 to March 2004 (as an associate).  Mr. Hackett was a police officer in the Rosenberg, Texas police force from March 1993 to October 2003.  Mr. Hackett is licensed to practice law in Texas.

Michael L. Wallace joined TaxMasters in November 2008 and became the Secretary and General Counsel in April of 2009.  From 2001 to November 2008, Mr. Wallace was Chairman, President and Chief Executive Officer of Salus Energy Enterprises, Inc., a biodiesel refining and trading company founded by Mr. Wallace.  From 1998 to 2001, Mr. Wallace initially served as President and later in a consulting role as Deputy General Counsel at Trinity Energy Resources, Inc., an oil and gas exploration and production company.  From 1993 to 1997, he served as the General Counsel of Noram Energy Service, Inc., a natural gas and power marketer.  From 1978 to 1993, Mr. Wallace practiced law primarily in the energy exploration and production industry.  Mr. Wallace is a licensed to practice law in Texas.

Glenn A. Clamon has served as the Vice President – Sales of TaxMasters since January 2004.  Mr. Clamon is also a co-owner with his wife of Pelagic Marketing, Inc., which is a sales and marketing consulting firm that he and his wife formed in 2005.

Paulette M. Kitson has served as the Vice President – Human Resources of TaxMasters since December 2006.  From June 2003 to October 2006, Ms. Kitson worked at Comerica Incorporated, a publicly traded financial services company, where she was a Banking Center Manger (2005 – 2006) and an Assistant Manager (2003 – 2004). Ms. Kitson has over 20 years experience in retail banking, including seven years of managerial experience in that industry.

Kevin L. Schmidt has served as the Chief Information Officer of TaxMasters since May 2008.  From 2007 to May 2008, Mr. Schmidt was the Director of IT for the Houston Texas Fire Fighters Credit Union, a credit union that provides a range of financial services to its members.  From 2003 to 2007, he was the Director of IT at American Intercontinental University, a private, multi-campus university that offers associates, bachelors and master degree programs as well as an online university.

Renee L. Anderson-Miller has served as the Vice President – Operations of TaxMasters since April 2008.  From 2005 to April 2008, Ms. Anderson-Miller was an Operations Manager in accounting at Encompass Holdings, Inc., a privately held real estate investment firm.  From 2002 to 2005, she was a Senior Tax Analyst and Audit Coordinator at El Paso Oil & Gas division of El Paso Corporation, a public traded energy company.  From 1999 to 2002, Ms. Anderson-Miller was a Senior Tax Associate at Arthur Anderson LLP in its Houston Texas office.  From 1994 – 1999, she was a Tax Assistant at The Coastal Corporation, a publicly traded energy company that was acquired by El Paso Corporation in 2001.

Michael E. Holdgrafer became one of our directors on August 4, 2009 and he served on the Advisory Board of TaxMasters since September 2007.  He has been a corporate attorney for Dollar Thrifty Automotive Group, Inc., a publicly traded auto rental company, since March 1996 where he has handled acquisitions and employment matters (March 1996 to October 2008) and managed Dollar Thrifty’s properties and concessions group (since October 2008).  Mr. Holdgrafer is licensed to practice law in Oklahoma

David M. Hyink became one of our directors on August 4, 2009 and he served on the Advisory Board of TaxMasters since September 2007.  Dr. Hyink has been retired since April 2007.  From June 1980 to March 2007, he worked as Senior Scientific Advisor and Chief Forestry Scientist at Weyerhaeuser Company, a publicly traded forestry products company, focusing on topics and issues related to forestry and forest growth and development.  Dr. Hyink received his Ph.D. in Forest Biometrics, Statistics and Operations Research from Purdue University in May 1979 and he received a Masters degree in Forest Biometrics from Stephen F. Austin State University in December 1972.

James S. Milholland became one of our directors on August 4, 2009 and he served on the Advisory Board of TaxMasters since September 2007.  Mr. is a Region Vice President at Kemper, a Unitrin Business, where he manages Kemper’s casualty and property insurance business in a seven state region.  Mr. Milholland has worked at Kemper since 1990.

Richard A. Wright Jr. became one of our directors on August 4, 2009 and he served on the Advisory Board of TaxMasters since September 2007.  Mr. Wright has served as the President of Wright’s Reprints, a reseller of content and intellectual property from national publications, since 2000. He has also served as the President of Wright’s Printing, a commercial sheet-fed printing company since 2002.

Audit Committee

Prior to the Share Exchange, TaxMasters did not have an audit committee because it only had one director.  After the Share Exchange, the entire Board of Directors will act as the audit committee of the Board of Directors until the Registrant establishes an audit committee.

Code of Ethics

The Registrant has adopted a code of ethics that applies to its (and TaxMasters) principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions.  The Code of Ethics is attached to this Current Report.

I-6      Executive Compensation

Compensation of Executive Management

The following table sets forth the cash and non-cash compensation for each of our last two fiscal years awarded to, earned by or paid to (i) our chief executive officer during the fiscal years ended December 31, 2007 and 2008 and (ii) the most highly compensated individuals (up to two) other than the chief executive officer that served as an executive officer at the conclusion of the fiscal years ended December 31, 2007 and 2008 and who received total compensation in excess of $100,000 during such fiscal years (collectively, the “named executive officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)

Patrick R. Cox	2008	$35,040	$0(2)	$35,040
Chief Executive Officer	2007	$344,103	0(2)	$344,103

Glenn A. Clamon	2008	$200,000	$71,788(3)	$271,788
Vice President – Sales	2007	$138,393	0(3)	$138,393

Teresa Pitre(1)	2008	$87,571	$16,400(4)	$103,971
Vice President – Operations	2007	$137,850	22,500(4)	$161,423

(1)	Mr. Pitre was an executive officer during 2007 and 2008. She left TaxMasters on February 13, 2009.
(2)	During 2007 and 2008, Mr. Cox was eligible for a bonus of up to 400% of his annual base salary as determined in the discretion of the TaxMasters Board of Directors (the “Board”).
(3)
During 2007 and 2008, Mr. Clamon was eligible for a bonus equal 400% of his annual base salary based on profit performance and sales leased.  Mr. Clamon’s bonus was paid quarterly and was determined in the discretion of the Board based on the parameters described herein.

(4)
During 2007 and 2008, Ms. Pitre was eligible for a bonus equal 400% of her annual base salary based on company growth and job performance.  Ms. Pitre’s bonus was paid quarterly and was determined in the discretion of the Board based on the parameters described herein.

Employment Agreements

As of the date of this report, TaxMasters does not have any written employment agreements with any of its Named Executives and has not had any such agreements during the preceding two fiscal years.

Outstanding equity awards at fiscal year-end

As of December 31, 2007 and 2008, TaxMasters did not have any stock option, stock grant or other kind of equity incentive plan available to any of its employees.

Payments and Benefits Upon Termination or Change in Control

As of December 31, 2007 and 2008 and as of the date of this Current Report, TaxMasters did not, and does not, have any written or unwritten contract, agreement, plan or arrangement with any Named Executive that provides any payment of severance or other compensation in the event of or in connection with a resignation, retirement or other termination of services or a change of control of TaxMasters.

Compensation of Directors

During 2008 and through the date of this report, TaxMasters’ directors have not been compensated for their service on the board.

I-7      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TaxMasters pays advertising fees to Team Advertising, Inc., which is wholly-owned by Patrick Cox.  TaxMasters paid Team Advertising approximately $324,356 in 2009 as the primary sponsor of the racing team and for appearance on the race team trailer and all 6 team cars.

Since 2007, TaxMasters has used the sales and marketing consulting firm Pelagic Marketing, Inc. which is owned by our Chief Financial Officer, Mr. Glenn Clamon, and his wife.  During 2007, 2008 and 2009 we paid Pelagic Marketing consulting fees of $138,392, 4264,309 and 4272,253, respectively.

I-8      DESCRIPTION OF SECURITIES

The Registrant is currently authorized to issue 500,000,000 shares of preferred stock having a par value of $.001 per share and 1,000,000,000 shares of common stock, having a par valued of $0.001.  As of the date of this Current Report, the Registrant has 303,712,899 shares of common stock issued and outstanding and 1,000 shares of “Control Series of Preferred Stock” issued and outstanding.

“Control Series of Preferred Stock”

The authorized preferred stock is undesignated; designation is to be done by the Board of Directors upon issuance of shares of Preferred Stock.  The Registrant has only one series of preferred stock that has been designated:  the “Control Series of Preferred Stock.”  These shares were issued to Patrick Cox, the Registrant’s majority shareholder, in the Share Exchange.  The “Control Series of Preferred Stock” gives Mr. Cox the right to elect a majority of the Registrant’s Board for a period of five (5) years and each share of Control Series Preferred Stock will also have one (1) vote per share, voting as a single class with our common stock.  The shares of the Control Series Preferred Stock will not be convertible into the Registrant’s common stock and at the end of five years will terminate.  The shares of Control Series Preferred Stock will receive such dividends as the Registrant’s Board may declare from time to time.

Common Stock

The Registrant is authorized to issue 1,000,000,000 shares of common stock, $0,001 par value per share, of which 303,712,899 shares were issued and outstanding as of August 4, 2009. The holders of outstanding common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Registrant’s Board may from time to time determine.  The Registrant has no present intention of paying dividends on its common stock. Upon liquidation, dissolution or winding up of the Registrant, and subject to the priority of any outstanding preferred stock, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock at the time outstanding. No holder of shares of common stock has a preemptive right to subscribe to future issuances of securities by the Registrant.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to stockholders.

II-1     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Registrant’s common stock has been traded on the OTC Electronic Bulletin Board since Spring, 1996 under the symbol “TELM,” since April, 1999, under the symbol “SNHS”, and since January, 2002 under the symbol “CRWP”.  The following table reflects the high and low quarterly bid prices for the fiscal years ended December 31, 2007 and 2008 and for the quarters ended March 31, 2009 and June 30, 2009.  This information was provided to the Registrant by the Financial Industry Regulatory Authority and the Internet. These quotations reflect inter-dealer prices, without retail mark-up or mark-down or commissions. These quotations may not necessarily reflect actual transactions.  These quotations do not give effect to the 1-for-20 reverse stock split that took place on July 27, 2009).

Period	High Bid	Low Bid
1st Qtr 2008	.007	.007
2nd Qtr 2008	.013	.013

1st Qtr 2008	.02	.01
2nd Qtr 2008	.02	.01
3rd Qtr 2008	.01	.01
4th Qtr 2008	.01	.01

1st Qtr 2007	.08	.05
2nd Qtr 2007	.08	.04
3rd Qtr 2007	.05	.02
4th Qtr 2007	.04	.01

As of August 4, 2009, the Registrant had 303,712,899 shares of its common stock issued and outstanding, of which 2,712,899 shares were held by non-affiliates.

Holders

The approximate number of holders of record of the Registrant’s common stock is 257.  In addition the Registrant estimates that it has in excess of 300 shareholders whose holdings are in street name.  There is one holder of record of the Registrant’s Control Series Preferred Stock and no such shares are held in street name.

Dividends

The Registrant has never had net profits on operations and therefore is currently proscribed from declaring dividends.  The Registrant has not paid any cash dividends on its common stock. The Registrant’s Board of Directors has no present intention of declaring any dividends, as the Registrant expects to re-invest all profits in the business for additional working capital for continuity and growth.  The declaration and payment of dividends in the future will be determined by the Registrant’s Board of Directors considering the conditions then existing, including the Registrant’s earnings, financial condition, capital requirements, and other factors.

Securities authorized for issuance under equity compensation plans

As of December 31, 2008, TaxMasters did not have any stock option, stock grant or other kind of equity incentive plan available to any of its employees.

In 2006, the Registrant adopted the Crown Partners, Inc. 2006 Stock Option Plan (“2006 Plan”), which Plan provides for the granting of stock options and other stock grants to certain directors, key employees and certain independent contractors of Crown.  Options granted under the 2006 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (“ISO”) may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options (“NSO”) may be granted to Company employees and consultants.  The incentive stock options granted under the Plan are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986.

At the closing of the Share Exchange, all options previously granted under the 2006 Plan were cancelled.  The Registrant currently has 500,000 shares of common stock for issuance under the 2006 Plan (after giving effect to the 1-for-20 reverse stock split that took place on July 27, 2009).

II-2.    LEGAL PROCEEDINGS

Neither the Registrant nor TaxMasters are a party to any material legal proceedings nor is the Registrant aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against it or TaxMasters.

II-3.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

II-4     RECENT SALES OF UNREGISTERED SECURITIES

On August 4, 2009, pursuant to the Share Exchange Agreement by and among the Registrant, TaxMasters and Patrick Cox, the Registrant acquired all of the issued and outstanding shares of common stock of TaxMasters in exchange for the issuance by the Registrant to Mr. Cox of (a) 1,000 shares of “Control Series of Preferred Stock” as described above and (b) 301,000,000 shares of the Registrant’s common stock.  This issuance was considered exempt pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

In May 2009, TMIRS Enterprises, Ltd. (which operated the TaxMasters business) entered into a Section 351 Contribution Agreement with TaxMasters, Inc., pursuant to which TMIRS assigned to TaxMasters, Inc., a newly formed Nevada corporation, all of the assets of TMIRS Enterprises’ tax solutions business in exchange for 100,000 shares of common stock of TaxMasters, Inc.  This issuance was considered exempt pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

II-5     INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s Amended and Restated Articles of Incorporation contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Private Corporations Law of Nevada.  These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors and/or officers.  We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors.

Item 5.01                      Changes in Control of the Registrant.

As a result of the Share Exchange described in Item 2.01 of this Current Report on Form 8-K, the sole stockholder of TaxMasters acquired control of The Registrant through the receipt of approximately 99.1% of the Registrant’s 303,712,899 issued and outstanding shares of common stock.

The disclosure contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference in this Item 5.01.

Item 5.06                      Completion of Acquisition or Disposition of Assets.

As a result of the Share Exchange described in Item 2.01 of this Current Report on Form 8-K, the Registrant acquired all of the issued and outstanding shares of TaxMasters.  As a result, TaxMasters is a wholly-owned operating subsidiary of the Registrant.  The sole stockholder of TaxMasters owns approximately 99.1% of the Registrant’s 303,712,899 issued and outstanding shares of common stock.

As a result of the Share Exchange, the Registrant has ceased to be a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.  The disclosure contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference in this Item 5.06.

Item 9.01                      Financial Statements and Exhibits.

(a)      Financial Statements of business acquired.

The financial statements of TaxMasters, including the required pro forma information, will be filed when available within the time period permitted by this Form.

(b)      Pro Forma Financial Information.

The financial statements of TaxMasters, including the required pro forma information, will be filed when available within the time period permitted by this Form.

(c)      Exhibits.

Exhibits required by Item 601 of Regulation S-K. The following exhibits are filed as a part of, or incorporated by reference into, this Report:

3.1*	Amended and Restated Articles of Incorporation filed on July 16, 2009 with the Nevada Secretary of State.
3.2*	Certificate of Designation filed on July 16, 2009
10.1*
Share Exchange Agreement, dated as of August 4, 2009, by and among the Registrant, TaxMasters, Inc., Patrick Cox and, as to Article VI only, Zaman Family Trust, Tisa Capital Corp. and Phoenix Consulting Services Inc.

10.2*	Lease, dated as of December 21, 2006, by and between Jim R. Smith Interest (“Landlord”) and TMIRS Enterprises, Ltd. d/b/a TaxMasters (“TMIRS”)
10.3*	First Amendment to Office Lease, dated January 22, 2008, by and between Landlord and TMIRS (included in Exhibit 10.2)
10.4*	Second Amendment to Lease Agreement, dated March 31, 2008, by and between Landlord and TMIRS (included in Exhibit 10.2)
10.5*	Lease Agreement, dated as of July 31, 20009, by and between DAP Plaza and TaxMasters, Inc.
14.1*	Code of Ethics
21.1*	Subsidiaries of the Registrant
* Filed herewith.

SIGNATURE

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAX MASTERS, INC.

Dated: August 10, 2009	By:	/s/ Patrick R. Cox
Patrick R. Cox, Chief Executive Officer